EXHIBIT 99.1
                                                                    ------------


                          FIRST AVIATION SERVICES INC.


May 4, 2007


Dear Fellow Shareholders,

This was the most challenging year in the company's history - one that we are glad is behind us. I take full responsibility for our performance during the past year. However, after a tough year, we are well on our way to financial recovery and operational excellence.

During this fiscal year we accomplished many important strategic initiatives including consolidating five of our warehouses into a new state of the art facility. The move was executed flawlessly. Our Shanghai distribution center and sales office was opened on schedule. We implemented a world-wide conversion of all of our operations to the SAP enterprise system and advanced our ESP technology, arguably the most advanced proprietary web based inventory management system in the industry.

These projects created an extraordinary agenda for the fiscal year just ended, and in retrospect we tried to do too much too quickly. While there is no future in the past, there are lessons that can be learned. Most importantly, we must remember that our company grew from under thirty million in revenues ten years ago to over one hundred and thirty million dollars in revenue in the prior year because API set the standard for customer service that was the envy of the industry.

This year was painful in part because the technological hurdles associated with implementing the SAP enterprise management system negatively impacted customer service - a distinction that has historically driven our success. This negatively impacted sales. We believe that API's customer service levels have been restored and we are in fact performing better than ever. Nevertheless, we have accepted the fact that it will take some time to fully regain our customers' confidence.

The events of this past year have made us stronger. Systems and procedures have been introduced that will result in a positive and lasting operational and financial impact. We believe that API has introduced many of the innovations in the aviation distribution business and will continue to be the leader going forward.

In addition to the negative impact on sales caused by the SAP implementation, there were several other one time charges reflected on our income statement. It's important for a reader of the 10K annual report to appreciate the impact of these charges. Specifically, we took a charge to inventory of $4.5 million that principally related to the purchase of the Raytheon (now Beech Hawker) inventory, a reserve of $2.6 million for bad debts, and other charges of approximately $1.0 million that relate to the relocation of the primary distribution facility to Mississippi.

We appreciate the patience of our customers and suppliers, the confidence of our shareholders and the dedicated employees who rose to the challenge. We face the future with confidence.




Aaron Hollander
Chairman and CEO